Exhibit 10.13

JOHN WILEY & SONS, INC.

FY 2011 QUALIFIED EXECUTIVE LONG TERM INCENTIVE PLAN

PLAN DOCUMENT

CONFIDENTIAL

May 1, 2010

I. DEFINITIONS

Following are definitions for words and phrases used in this document.  Unless the context clearly indicates otherwise, these words and phrases are considered to be defined terms and appear in this document in italicized print:

award  The award made to a participant under this plan in connection with the attainment of specified performance levels for the plan period as specified in the participant’s award summary.

business criteria An indicator of financial performance, chosen from the business criteria listed in Section 7(b)(ii)(B) of the shareholder plan. The following business criteria are used in this plan:

cash flow  Net income, excluding unusual items not related to the period being measured, plus/minus any non-cash items included in net income and changes in operating assets and liabilities, minus normal investments in product development assets and property and equipment.

earnings per share Earnings per share, excluding unusual items not related to the period being measured.  Actual results shall be increased by one cent for VCH tax basis step-up recovery.

business unit The Company, a business or subsidiary of the Company, or a global unit of the Company.

Company  John Wiley & Sons, Inc.

Executive Compensation and Development Committee (Committee) The committee of the Company’s Board of Directors responsible for the review and approval of executive compensation.  The Committee was previously known as the Compensation Committee.

financial goal  A targeted level of attainment of a given business criteria.

financial results The published, audited financial results of the Company.

participant  A person selected to participate in the plan.

performance levels

threshold  The minimum acceptable level of achievement of a financial goal in order to earn a payout, expressed as a percentage of target e.g., 95% of target).

target   Achievement of the assigned financial goal-100%.

outstanding superior achievement of a financial goal, earning the maximum payout, expressed as a percentage of target (e.g., 115% of target).

performance target  A participant's objective to achieve specific financial goals for assigned business criteria in the plan period, as approved by the Committee.  A performance target comprises all of the financial goals for the business criteria in a business unit.

plan   This FY 2011 Qualified Executive Long Term Incentive Plan.

plan-end adjusted restricted performance shares award   The number of restricted performance shares awarded to a participant at the end of the plan period after adjustments, if any, are made, as set forth in Sections V and VIII.

plan period   The three year period from May 1, 2010 to April 30, 2013, or a portion of this period, at the discretion of the Committee.

restricted performance share  A share of stock issued pursuant to this plan and the shareholder plan that is subject to forfeiture.  In the shareholder plan, such stock is referred to as “Performance-Based Stock.”

restricted period  The period during which the restricted performance shares shall be subject to forfeiture in whole or in part, as defined in the shareholder plan, in accordance with the terms of the award.

shareholder plan   The John Wiley & Sons, Inc.  2009 Key Employee Stock Plan.

stock   Class A Common Stock (par value $1 per share) of the Company.

target incentive  The targeted number of restricted performance shares that a participant is eligible to receive if 100% of his/her/her applicable performance targets are achieved and the participant remains employed by the Company through the vesting dates of April 30, 2014 and April 30, 2015, except as otherwise provided in Section VIII.

II. PLAN OBJECTIVES

The plan is intended to provide the officers and other key colleagues of the Company and of its subsidiaries, affiliates and certain joint venture companies, upon whose judgment, initiative and efforts the Company depends for its growth and for the profitable conduct of its business, with additional incentive to promote the success of the Company.

III. ELIGIBILITY

A participant is selected by the CEO and recommended for participation to the Committee, which has sole discretion for determining eligibility, from among those colleagues in key management positions deemed able to make the most significant contributions to the growth and profitability of the Company.  The President and CEO of the Company is a participant.

IV. PERFORMANCE TARGETS AND MEASUREMENT

The CEO recommends and the Committee adopts, in its sole discretion, performance targets and performance levels for each participant, not later than 90 days from the commencement of the plan period.  No performance target or performance level may be modified after 90 days from the commencement of the plan period.

A.
Performance targets, comprising one or more financial goals, are defined for each business unit. Each financial goal is assigned a weight, such that the sum of the weights of all financial goals for a business unit equals 100%.

B.
Each participant is assigned performance targets for one or more business units, based on the participant’s position, responsibilities, and his/her ability to affect the results of the assigned business unit. For each participant, each business unit is assigned a weight, such that the sum of the weights of all business units for a participant equals 100%. Collectively, all business unit performance targets constitute the participant’s plan period objectives.

C.	Each financial goal is assigned performance levels (threshold, target and outstanding).

V. PERFORMANCE EVALUATION

A.	Financial Results

1.	At the end of the plan period, the financial results for each business unit are compared with that unit’s financial goals to determine the payout for each participant.

2.
In determining the attainment of financial goals, the impact of  any of the events (a) through (i) listed in Section 7(b)(ii)(B) of the shareholder plan, if dilutive (causes a reduction in the financial result) will be excluded from the financial results for any affected business unit.

3.	Award Determination

a.	Achievement of threshold performance of at least one financial goal of a performance target is necessary for a participant to receive a payout for that performance target.

b.	The unweighted payout factor for each financial goal is determined as follows:

1.	For performance below the threshold level, the payout factor is zero.

2.	For performance at the threshold level, the payout factor is 25%.

3.	For performance between the threshold and target levels, the payout factor is between 25% and 100%, determined on a pro-rata basis.

4.	For performance at the target level, the payout factor is 100%.

5.	For performance between the target and outstanding levels, the payout factor is between 100% and 200%, determined on a pro-rata basis.

6.	For performance at or above the outstanding level, the payout factor is 200%.

c.	A participant’s plan-end adjusted restricted performance shares award is determined as follows:

1.	Each financial goal’s unweighted payout factor determined above times the weighting of that financial goal equals the weighted payout factor for that financial goal

2.	The sum of the weighted payout factors for a business unit’s performance target equals the payout factor for that performance target.

3.	The participant’s target incentive

times

the business unit weight

times

the performance target payout factor

equals

the participant’s payout for that business unit

4.	The sum of the payouts for all the business units assigned to a participant equals the participant’s total plan-end adjusted restricted performance shares award.

d.	The Committee may, in its sole discretion, reduce a participant’s payout to any level it deems appropriate.

VI. RESTRICTED PERFORMANCE SHARES AWARD PROVISIONS

A.
Restricted performance shares, equal to a participant’s target incentive, shall be determined at the beginning of the plan period.  In addition to the terms and conditions set forth in the shareholder plan, the restricted period for the plan-end adjusted restricted performance shares award shall be as follows: subject to continued employment except as otherwise set forth in the shareholder plan, the lapse of restrictions on one-half of the restricted performance shares awarded will occur on the first anniversary of the plan period end date (April 30, 2014), at which time the participant will receive a stock certificate in a number of shares equal to one-half of the restricted performance shares awarded with the restrictive legend deleted, and the lapse of restrictions on the remaining half will occur on the second anniversary of the plan period end date (April 30, 2015) at which time the participant will receive a new stock certificate in a number of shares equal to the remaining half with the restrictive legend deleted.

B.
The plan-end adjusted restricted performances share award will be compared to the restricted performance shares targeted at the beginning of the plan period, and the appropriate amount of restricted performance shares will be awarded or forfeited, as required, to bring the restricted performance shares award to the number of shares designated as the plan-end adjusted restricted performance shares award.

VII. STOCK OPTIONS

The participant may be granted a stock option pursuant to the shareholder plan at the beginning of the plan period, representing another incentive vehicle by which the participant is able to share in the equity growth of the Company. The terms and conditions of the award of the stock option are contained in the shareholder plan and in the stock option award.

VIII. PAYOUTS

A.	Normal Payout. Plan-end adjusted restricted performances share awards will be made within 2-1/2 months after the end of the plan period.

B.
Resignation or Termination with or without Cause.  Except as otherwise provided in this Section VIII or in a written agreement approved by the Committee, a participant who resigns, or whose employment is terminated by the Company, with or without cause before the award is vested, will forfeit the right to receive an award.

C.
Death or Disability.  Solely to the extent provided by the Committee in the award summary or in a written agreement, in the event of a participant’s death or disability while in employment prior to the end of the plan period, the participant (or, in the event of death, his or her estate) will receive a prorated plan-end adjusted performance share award which shall be paid out in shares based upon actual performance upon the conclusion of the plan period, within 2-1/2 months after the end of the plan period. “Disability” for this purpose will be determined by the Committee under a definition permitted under Code Section 409A.

D.
Retirement.  Except as otherwise provided in this Section VIII or in a written agreement approved by the Committee, in the event of a participant’s retirement at or after age 55 with at least 10 years of service prior to the end of the plan period, the participant will receive a prorated plan-end adjusted performance share award (as determined by the Committee) which shall be paid out in shares based upon actual performance upon the conclusion of the plan period, within 2-1/2 months after the end of the plan period.

E.
Change of Control.  In the event of a Change of Control, as that term is defined in the shareholder plan, during the plan period, all then outstanding “target” restricted performance shares shall immediately become fully vested.

F.
Restricted Stock for Completed Plan Periods.  In the event of the participant’s death, Disability, retirement at or after age 55 with at least 10 years of service, or the occurrence of a Change of Control, as that term is defined in the shareholder plan, following the end of the plan period but prior to full vesting of the plan-end adjusted restricted performance share awards, such restricted performance shares shall immediately become fully vested.

G.
Change in Position.  A participant who is hired or promoted into an eligible position during the plan period may receive a prorated plan-end adjusted restricted performances share award as determined by the Committee, in its sole discretion.

IX. ADMINISTRATION AND OTHER MATTERS

A.
The plan will be administered by the Committee, which shall have authority in its sole discretion to interpret and administer this plan, including, without limitation, all questions regarding eligibility and status of any participant, and no participant shall have any right to receive a payout or payment of any kind whatsoever, except as determined by the Committee hereunder.

B.	The Company will have no obligation to reserve or otherwise fund in advance any amount which may become payable under the plan.

C.	This plan may not be modified or amended except with the approval of the Committee, in accordance with the provisions of the shareholder plan.

D.	In the event of a conflict between the provisions of this plan and the provisions of the shareholder plan, the provisions of the shareholder plan shall apply.

E.
No awards of any type under this plan shall be considered as compensation for purposes of defining compensation for retirement, savings or supplemental executive retirement plans, or any other benefit.